March 24, 1998


VIA FAX 847-215-5282

Thomas Fraerman, Esq.
Joseph Freed & Associates, Inc.
1400 South Wolf Road
Building 100
Wheeling, Illinois 60090

     Re:  Sale of Evanston Plaza, Evanston, Illinois

Dear Tom:

     Pursuant to our letter dated February 24, 1998, that date for satisfaction of the conditions precedent was extended to March 30, 1998. This letter is intended to provide you with written notice of Seller's exercise of its right to extend the date for satisfaction of the conditions precedent contained in Paragraphs 29.1, 29.2, 29.3 and 29.4 of the Agreement of Sale for another 30-day period. Consequently, the date for satisfaction of the conditions precedent shall be April 29, 1998.

                              Very truly yours,

                              /s/ M.Meghan Macnamara

                                  M. Meghan Macnamara

cc:  Daniel J. Perlman, Esq.
     Michael Conter
     Glen R. Cornblath, Esq.